[LOGO]

                                     NEWS RELEASE

FOR IMMEDIATE RELEASE

                                          Contact:  Pamela Bennett
                                                    Manager, Investor Relations
                                                    (614) 789-8650




                 SMARTALK ISSUES FINAL RESTATED RESULTS FOR 1997
                               AND Q1 AND Q2 1998


        Friday, November 6, 1998 (Columbus, Ohio): SmarTalk TeleServices, Inc. (Nasdaq:SMTK) today announced that the previously announced accounting review for 1997 and the first two quarters of 1998 has been completed. As previously announced, this review has been led by the Company with the assistance of PricewaterhouseCoopers LLP, the Company's independent accountants, and was reviewed by Arthur Andersen LLP. The Company has filed an amended Form 10K for 1997 and amended Form10Q's for the first and second quarters of 1998.

        Chief executive officer Erich Spangenberg said, "We are pleased to have this review behind us and to have completed the filing of our restated financials with the SEC. As we have stated previously, the review found no fraud or other improprieties. We are now able to turn our full attention to maximizing the opportunities that exist in prepaid communications. At its inception, the Company's business related solely to providing plastic cards that permitted the consumer to access long distance. SmarTalk is now not only a leader in prepaid land line communications, but has also entered the fast growing prepaid cellular market. Utilizing our position at retail and our experience in prepaid, we anticipate continuing to expand our prepaid communications offerings and to maintain our leadership position in the industry."

        Wayne V. Wooddell, chief financial officer of SmarTalk stated, "As we discussed in the press release dated October 22, 1998, the in-process research and development (IPR&D) charge was still being reviewed. An independent valuation firm completed the review of the IPR&D charge and determined its value to be $13.4 million, as opposed to the $5.0 million that had been assumed for purposes of the October 22, 1998 press release and the $39.2 million charge originally reported. This actual IPR&D charge will reduce amortization expense by $8.4 million over the estimated 15-year life of the related goodwill from the amount previously assumed for purposes of the October 22, 1998 press release. The restated net loss for 1997 is $25.7 million. The restated net loss for the first quarter of 1998 is $15.3 million, and the restated net loss for the second quarter of 1998 is $29.2 million."


        SmarTalk anticipates releasing its third quarter 1998 results after the close of business on Thursday November 12th.

        SmarTalk TeleServices, Inc. is a leading provider of prepaid calling cards and prepaid wireless services. Based in Dublin, Ohio, SmarTalk maintains distribution agreements with the U.S. Postal Service and leading mass merchandisers, consumer electronics retailers, supermarkets, hotels, home office superstores and convenience stores throughout North America and the U.K. SmarTalk also creates promotional card programs for advertisers and corporate clients. Visit the SmarTalk website at www.smartalk.com.

Note: Certain statements made herein that are not historical in nature are forward-thinking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including: statements regarding the ability to maximize opportunities that exist in prepaid communications following completion of the accounting review and the ability to expand SmarTalk's prepaid product offerings. Investors are cautioned that all forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those expressed in such forward-looking statements. These risks include, without limitations, risks relating to: the risk that the SEC could disagree with the Company's accounting treatment with respect to restatement items; difficulties in achieving the Company's future business strategy due to the highly competitive nature of the Company's business and the uncertainty in consumer acceptance for the Company's products, including its prepaid cellular product offering; possible difficulty in obtaining financing on acceptable terms for the Company's future growth; and difficulty in integrating the Company's operations acquired primarily through acquisitions. Investors who seek more information about the Company's business and relevant risk factors may wish to review the Company's SEC reports, including, without limitation, its Annual Report on Form 10-K for 1997 and its Quarterly Reports on Form 10-Q, as each of such documents may be amended.

                                      #####